Exhibit 99.1

ProUroCare Medical Announces $500,000 Equity Placement

Minneapolis – February 5, 2007 – ProUroCare Medical Inc. (OTCBB:PRRC), a development stage company that is using innovative vision and sensing technologies to increase the safety and efficacy of medical diagnostic and therapeutic procedures, today announced it had received executed subscriptions totaling $500,000 for an equity placement from four individual investors.  The securities placed in the transaction were investment units consisting of common stock and a warrant to acquire common stock.  The Company received $250,000 of the proceeds immediately, with the remaining $250,000 to be received during February 2007.

The Company will use the proceeds to meet certain short-term obligations, expand relationships with its development partners, and advance the development of its ProUroScanTM prostate imaging system while it continues to pursue additional financing opportunities.

Rick Carlson, ProUroCare’s Chief Executive Officer, commented “this is an important event for ProUroCare as we refocus our product development and clinical study efforts to successfully move the ProUroScanTM System to market.  We believe this commitment from existing investors is an indication of the renewed confidence that exists in the product, its well-defined market need, and our ability to execute our business plan.  We are aggressively pursuing additional funding sources and strategic partners to support this plan, and are encouraged by the responses we have received to date.”

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative diagnostic and treatment approaches for male prostate disease and other genito-urinary related conditions.  The company is primarily focused on tactile sensor technology and the ProUroScan™ system that is capable of identifying tissue abnormalities and mapping the prostate to assist the physician’s diagnostic process.  In addition, ProUroCare is developing the ProUroVision™ proprietary vision technology for thermal therapy systems to aid in the treatment of prostate-related diseases.

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